EXHIBIT 10.2

AMENDMENT TO
EMPLOYMENT AND NONCOMPETE AGREEMENT

THIS AMENDMENT is dated as of December 19, 2008 (this “Amendment”) and amends the Employment and Noncompete Agreement (the “Agreement”) dated as of October 6, 2006 by and between JOHN PARRY (“Employee”) and AIR T, INC., a Delaware corporation (the “Company”).

Background Statement

Employee and the Company wish to amend the Agreement to provide for annual renewal of the agreement and to provide for reimbursement of costs of continuation of health benefits following termination of employment under specified circumstances.

Statement of Agreement

In consideration of good and valuable consideration and the mutual promises set forth herein, Employee and the Company hereby amend the Agreement as follows:

1.           Annual Renewal of Term.  Paragraph 3 of the Agreement is hereby amended and restated to read as follows:

3.           Term of Employment.  Subject to paragraph 5, the term of Employee’s employment by the Company hereunder (the “Term of Employment”) shall commence as of October 6, 2006 and shall continue for a period of three (3) years after such commencement date, which term shall be automatically extended for successive one-year periods thereafter unless either party gives written notice to the other of non-renewal of such term at least one hundred eighty (180) days prior to the scheduled date of expiration.

In consideration of good and valuable consideration and the mutual promises set forth herein, Employee and Company hereby amend the Agreement as follows:

2.           Continuation of Certain Benefits.  Paragraph 6 of the Agreement is hereby amended and restated to read as follows:

6.           Severance Payment.  In the event of the termination of Employee’s employment without Cause, the Company shall, conditional upon Employee’s execution of a release of claims against the Company, (i) continue to pay the base salary of Employee for a period of twelve (12) months from the date of termination, such amounts shall be subject to and reduced by any applicable federal and state withholding taxes, and (ii) continue to provide, for a period of twelve (12) months from the date of termination, the group health insurance benefits provided to Employee under paragraph 4(c) hereof, or in lieu thereof, and at the Company’s discretion, promptly reimburse Employee for COBRA payments made by Employee for continuation of such insurance coverage for such period.  The release shall be in a form satisfactory to the Company, and shall be a general release of all claims.  The salary continuation payments shall be payable at a time and in accord with the regular payroll practices of the Company, but shall not commence until the execution of such release by Employee and the satisfaction of all waiting and revocation periods required by law.

3.           Remainder Unaffected.  Except as expressly amended by this Amendment, the remainder of the Agreement shall not be affected by this Amendment, and the Agreement shall continue in full force and effect as amended hereby.

4.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.           Governing Law.  The Company and Employee agree that this Amendment shall be governed by and construed in all respects in accordance with the internal laws of the State of North Carolina, without regard to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

AIR T, INC.

By:                     /s/ Walter Clark
Its: Chief Executive Officer

                              /s/ John Parry
                                   John Parry